Exhibit 10.11

THE TIMKEN COMPANY

Deferred Shares Agreement

WHEREAS,                      (“Grantee”) is an employee of The Timken Company (the “Company”); and

WHEREAS, the grant of deferred shares evidenced hereby was authorized by a resolution of the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of the Company that was duly adopted on February 8, 2010 (the “Date of Grant”), and the execution of a deferred shares agreement in the form hereof (this “Agreement”) was authorized by a resolution of the Committee duly adopted on November 6, 2008.

NOW, THEREFORE, pursuant to the Company’s Long-Term Incentive Plan (as Amended and Restated as of February 4, 2008) (the “Plan”) and subject to the terms and conditions thereof, in addition to the terms and conditions of this Agreement, the Company hereby grants to Grantee the right to receive (i) _________ shares of the Company’s common stock without par value (the “Common Shares”); and (ii) dividend equivalents payable in cash on a deferred basis (the “Deferred Cash Dividends”) with respect to the Common Shares covered by this Agreement.

1.	Five-Year Vesting of Awards.

(a)	Normal Vesting: Subject to the terms and conditions of Sections 2 and 3 hereof, Grantee’s right to receive the Common Shares covered by this Agreement and any Deferred Cash Dividends accumulated with respect thereto shall become nonforfeitable and payable on the fifth anniversary of the Date of Grant if Grantee has been in the continuous employ of the Company or a subsidiary from the Date of Grant until the date of said fifth anniversary.

For purposes of this Agreement, “subsidiary” shall mean a corporation, partnership, joint venture, unincorporated association or other entity in which the Company has a direct or indirect ownership or other equity interest. For purposes of this Agreement, Grantee’s continuous employment with the Company or a subsidiary shall not be deemed to have been interrupted, and Grantee shall not be deemed to have ceased to be an employee of the Company or a subsidiary, by reason of any transfer of employment among the Company and its subsidiaries.

(b)	Vesting Upon Retirement with Consent: In the event Grantee should retire with the Company’s consent prior to the fifth anniversary of the Date of Grant, then Grantee’s right to receive the Common Shares covered by this Agreement, along with any Deferred Cash Dividends accumulated with respect thereto, shall become nonforfeitable and payable in accordance with the terms and conditions of Section 1(a) as if Grantee had remained in the continuous employ of the Company or a subsidiary from the Date of Grant until the date of the fifth anniversary of the Date of Grant or the occurrence of an event referenced in Section 2, whichever occurs first.

For purposes of this Agreement, retirement “with the Company’s consent” shall mean: (i) the retirement of Grantee prior to age 62 under a retirement plan of the Company or a subsidiary, if the Board or the Committee determines that his retirement is for the convenience of the Company or a subsidiary, or (ii) the retirement of Grantee at or after age 62 under a retirement plan of the Company or a subsidiary.

2.	Accelerated Vesting of Awards.

Notwithstanding the provisions of Section 1 hereof, Grantee’s right to receive the Common Shares covered by this Agreement and any Deferred Cash Dividends then accumulated with respect thereto may become nonforfeitable and payable earlier than the time provided in such section if any of the following circumstances apply:

(a)	Death or Disability: Grantee’s right to receive the Common Shares covered by this Agreement and any Deferred Cash Dividends then accumulated with respect thereto shall become nonforfeitable if Grantee should die or become permanently disabled while in the employ of the Company or any subsidiary.

                For purposes of this Agreement, “permanently disabled” shall mean that Grantee has qualified for long-term disability benefits under a disability plan or program of the Company that defines disability in accordance with Section 409A of the Code and its corresponding regulations, or, in the absence of a disability plan or program of the Company, under a government-sponsored disability program that defines disability in accordance with Section 409A of the Code and its corresponding regulations. With respect to any payments made due to Grantee’s death, the Company must be provided adequate proof of Grantee’s death prior to the provision of any shares or cash under this Agreement.

(b)	Change in Control: Grantee’s right to receive the Common Shares covered by this Agreement and any Deferred Cash Dividends then accumulated with respect thereto shall become nonforfeitable upon any change in control of the Company that shall occur while Grantee is an employee of the Company or a subsidiary. For the purposes of this Agreement, the term “change in control” shall mean the occurrence of any of the following events:

(i)	The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934) of 30% or more of either: (A) the then-outstanding Common Shares or (B) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (“Voting Shares”); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a change in control: (1) any acquisition directly from the Company, (2) any acquisition by the Company, (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any subsidiary, or (4) any acquisition by any Person pursuant to a transaction which complies with clauses (A), (B) and (C) of subsection (i) of this Section 2(b); or

(ii)	Individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason (other than death or disability) to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination) shall be considered as though such individual were a member of the Incumbent Board, but excluding for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest (within the meaning of Rule 14a-11 of the Securities Exchange Act of 1934) with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(iii)	Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Common Shares and Voting Shares immediately prior to such Business Combination beneficially own, directly or indirectly, more than 66-2/3% of, respectively, the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions relative to each other as their ownership, immediately prior to such Business Combination, of the Common Shares and Voting Shares of the Company, as the case may be, (B) no Person (excluding any entity resulting from such Business Combination or any employee benefit plan (or related trust) sponsored or maintained by the Company or such entity resulting from such Business Combination) beneficially owns, directly or indirectly, 30% or more of, respectively, the then-outstanding shares of common stock of the entity resulting from such Business Combination, or the combined voting power of the then-outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination, and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(iv)	Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

(c)	Divestiture: Grantee’s right to receive the Common Shares covered by this Agreement and any Deferred Cash Dividends then accumulated with respect thereto shall become nonforfeitable if Grantee’s employment with the Company or a subsidiary terminates as the result of a divestiture. Subject to the terms and conditions of Section 5, Grantee’s nonforfeitable Common Shares and any related Deferred Cash Dividends shall be paid to him.

For the purposes of this Agreement, the term “divestiture” shall mean a permanent disposition to a Person other than the Company or any subsidiary of a plant or other facility or property at which Grantee performs a majority of Grantee’s services whether such disposition is effected by means of a sale of assets, a sale of subsidiary stock or otherwise.

(d)	Layoff: If (i) Grantee’s employment with the Company or a subsidiary terminates as the result of a layoff and (ii) Grantee is entitled to receive severance pay pursuant to the terms of any severance pay plan of the Company in effect at the time of Grantee’s termination of employment that provides for severance pay calculated by multiplying Grantee’s base compensation by a specified severance period, then Grantee’s right to receive the Common Shares covered by this Agreement and any Deferred Cash Dividends then accumulated with respect thereto shall become nonforfeitable in an amount equal to 1.67% of the total number of Common Shares covered by this Agreement for each full month from the Date of Grant through the end of the severance period, along with any corresponding Deferred Cash Dividends, but in no event more than 100% of the total number of Common Shares covered by this Agreement. Notwithstanding the foregoing, in the event Grantee’s employment is terminated as a result of layoff, after Grantee becomes eligible for retirement at or after age 62 under a retirement plan of the Company or a subsidiary, Grantee shall be entitled to receive all of the Common Shares covered by this Agreement and any Deferred Cash Dividends then accumulated with respect thereto, rather than the pro rata portion described in the previous sentence.

For purposes of this Agreement, a “layoff” shall mean the involuntary termination by the Company or any subsidiary of Grantee’s employment with the Company or any subsidiary due to (i) a reduction in force leading to a permanent downsizing of the salaried workforce, (ii) a permanent shutdown of the plant, department or subdivision in which Grantee works, or (iii) an elimination of position.

3.

Forfeiture of Awards. Grantee’s right to receive the Common Shares covered by this Agreement and any Deferred Cash Dividends accumulated with respect thereto shall be forfeited automatically and without further notice on the date that Grantee ceases to be an employee of the Company or a subsidiary prior to the fifth anniversary of the Date of

Grant for any reason other than as described in Sections 1 or 2 hereof. In the event that Grantee shall intentionally commit an act that the Committee determines to be materially adverse to the interests of the Company or a subsidiary, Grantee’s right to receive the Common Shares covered by this Agreement and any Deferred Cash Dividends accumulated with respect thereto shall be forfeited at the time of that determination notwithstanding any other provision of this Agreement to the contrary.

4.	Crediting of Deferred Cash Dividends. With respect to each of the Common Shares covered by this Agreement, Grantee shall be credited on the records of the Company with Deferred Cash Dividends in an amount equal to the amount per share of any cash dividends declared by the Board on the outstanding Common Shares during the period beginning on the Date of Grant and ending on the date upon which Grantee’s right to receive the Common Shares covered by this Agreement pursuant to Section 1 hereof or Section 2 hereof, as the case may be, becomes nonforfeitable. The Deferred Cash Dividends shall accumulate without interest.

5.	Payment of Awards. Subject to the terms and conditions of Section 6 hereof, the Common Shares covered by this Agreement shall be issuable, and any Deferred Cash Dividends accumulated with respect thereto, shall be payable to Grantee all in one lump sum amount. Such payment will be made to Grantee on the earliest of (a) a termination of employment on account of divestiture, as described in Section 2(c), or layoff, as described in Section 2(d), which constitutes Grantee’s “separation from service” with the Company (within the meaning of Section 409A of the Code and its corresponding regulations); provided, however, that in the case Grantee is a “specified employee” (determined pursuant to procedures adopted by the Company in compliance with Section 409A of the Code and its corresponding regulations) at the time of such termination of employment, Grantee’s payment shall be made on the date which is 6 months after the date of Grantee’s termination of employment with the Company, (b) Grantee’s death, (c) the date Grantee becomes permanently disabled, (d) the date payments would have been made in the absence of Section 2, or (e) the date of a “change in control” (as defined in Section 2(b)) but only if such event constitutes a permitted distribution event under Section 409A(a)(2) of the Code.

6.	Compliance with Law. The Company shall make reasonable efforts to comply with all applicable federal and state securities laws; provided, however, notwithstanding any other provision of this Agreement, the Company shall not be obligated to issue any of the Common Shares covered by this Agreement or pay any Deferred Cash Dividends accumulated with respect thereto if the issuance or payment thereof would result in violation of any such law. To the extent that the Ohio Securities Act shall be applicable to this Agreement, the Company shall not be obligated to issue any of the Common Shares or other securities covered by this Agreement or pay any Deferred Cash Dividends accumulated with respect thereto unless such Common Shares and Deferred Cash Dividends are (a) exempt from registration thereunder, (b) the subject of a transaction that is exempt from compliance therewith, (c) registered by description or qualification thereunder or (d) the subject of a transaction that shall have been registered by description thereunder.

7.	Transferability. Neither Grantee’s right to receive the Common Shares covered by this Agreement nor his right to receive any Deferred Cash Dividends shall be transferable by Grantee except by will or the laws of descent and distribution. Any purported transfer in violation of this Section 7 shall be null and void, and the purported transferee shall obtain no rights with respect to such Shares.

8.	Compliance with Section 409A of the Code. To the extent applicable, it is intended that this Agreement and the Plan comply with the provisions of Section 409A of the Code. This Agreement and the Plan shall be administered in a manner consistent with this intent, and any provision that would cause the Agreement or the Plan to fail to satisfy Section 409A of the Code shall have no force and effect until amended to comply with Section 409A of the Code (which amendment may be retroactive to the extent permitted by Section 409A of the Code and may be made by the Company without the consent of Grantee).

9.	Adjustments. The Committee shall make any adjustments in the number or kind of shares of stock or other securities covered by this Agreement that the Committee may determine to be equitably required to prevent any dilution or expansion of Grantee’s rights under this Agreement that otherwise would result from any (a) stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, (b) merger, consolidation, separation, reorganization or partial or complete liquidation involving the Company or (c) other transaction or event having an effect similar to any of those referred to in subsection (a) or (b) herein. Furthermore, in the event that any transaction or event described or referred to in the immediately preceding sentence shall occur, the Committee may provide in substitution of any or all of Grantee’s rights under this Agreement such alternative consideration as the Committee may determine in good faith to be equitable under the circumstances.

10.	Withholding Taxes. To the extent that the Company is required to withhold federal, state, local or foreign taxes in connection with any delivery of Common Shares to Grantee, and the amounts available to the Company for such withholding are insufficient, it shall be a condition to the receipt of such delivery that Grantee make arrangements satisfactory to the Company for payment of the balance of such taxes required to be withheld. Grantee may elect that all or any part of such withholding requirement be satisfied by retention by the Company of a portion of the Common Shares delivered to Grantee. If such election is made, the shares so retained shall be credited against such withholding requirement at the closing price per Common Share on the date of such delivery.

11.	No Right to Future Awards or Employment. This award is a voluntary, discretionary bonus being made on a one-time basis and it does not constitute a commitment to make any future awards. This award and any payments made hereunder will not be considered salary or other compensation for purposes of any severance pay or similar allowance, except as otherwise required by law. No provision of this Agreement shall limit in any way whatsoever any right that the Company or a subsidiary may otherwise have to terminate Grantee’s employment at any time.

12.	Relation to Other Benefits. Any economic or other benefit to Grantee under this Agreement or the Plan shall not be taken into account in determining any benefits to which Grantee may be entitled under any profit-sharing, retirement or other benefit or compensation plan maintained by the Company or a subsidiary and shall not affect the amount of any life insurance coverage available to any beneficiary under any life insurance plan covering employees of the Company or a subsidiary.

13.	Processing of Information. Information about Grantee and Grantee’s award of Share Equivalents may be collected, recorded and held, used and disclosed for any purpose related to the administration of the award. Grantee understands that such processing of this information may need to be carried out by the Company and its Subsidiaries and by third party administrators whether such persons are located within Grantee’s country or elsewhere, including the United States of America. Grantee consents to the processing of information relating to Grantee and Grantee’s receipt of the Share Equivalents in any one or more of the ways referred to above.

14.	Amendments. Any amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto; provided, however, that subject to the provisions of Section 8 hereof no amendment shall adversely affect the rights of Grantee with respect to either the Common Shares or other securities covered by this Agreement or the Deferred Cash Dividends without Grantee’s consent.

15.	Severability. If any provision of this Agreement or the application of any provision hereof to any person or circumstances is held invalid or unenforceable, the remainder of this Agreement and the application of such provision in any other person or circumstances shall not be affected, and the provisions so held to be invalid or unenforceable shall be reformed to the extent (and only to the extent) necessary to make it enforceable and valid.

16.	Governing Law. This Agreement is made under, and shall be construed in accordance with, the internal substantive laws of the State of Ohio.

This Agreement is executed by the Company on this          day of                     ,             .

The Timken Company

By:
William R. Burkhart Senior Vice President & General Counsel

The undersigned Grantee hereby acknowledges receipt of an executed original of this Agreement and accepts the right to receive the Common Shares or other securities covered hereby and any deferred Cash Dividends accumulated with respect thereto, subject to the terms and conditions of the Plan and the terms and conditions herein above set forth.

Date:

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